Exhibit 99.1

FOR IMMEDIATE RELEASE

MICROFIELD GROUP REPORTS EQUITY INVESTMENT

Portland, OR — July 3, 2006 — Microfield Group, Inc. (OTC Bulletin Board: MICG) announced today that on June 30, 2006 it closed a private placement of 7,500,000 shares of common stock for gross proceeds of approximately $15 million before payment of commissions and expenses. The Company also issued 5,625,000 warrants to purchase common shares at $3.00 per share. The Company stated that funds from the financing will be used for general working capital purposes, and to further the development of the EnergyConnect business acquired by Microfield in October 2005.

Microfield has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issued in the private placement, as well as the shares of common stock issuable upon the exercise of the warrants.

“We are pleased by the support of new and existing institutional investors participating in this financing,” commented Rod Boucher, Microfield’s CEO, “and we look forward to a mutually beneficial relationship over the next several years.”

About Microfield Group, Inc.
Microfield Group, Inc. supplies high value technologies and services to electricity providers and consumers. The Company identifies, enhances, integrates, and compensates the inherent capabilities of electric energy consumers to improve the efficiency of regional electric grids, including related electric transaction, infrastructure, design and construction services. These services include support for wind and solar generation, building controls, telecommunications, and security. Microfield is headquartered in Portland, Oregon, and its common stock is traded on the OTC Bulletin Board under the symbol “MICG.” Additional information about Microfield is available at www.microfield.com.

Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:
Salzwedel Financial Communications
Jeff Salzwedel, 503-722-7300 (Investor Relations)